Exhibit (k)(5)

Execution Version

CREDIT AGREEMENT

dated as of March 30, 2026

among

FORUM REAL ESTATE INCOME FUND,

as Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

CIBC BANK USA,

as Agent and Sole Lead Arranger

i

SECTION 8.	FUNDING LOSSES; REPLACEMENT OF LENDERS	32

8.1	Increased Costs	32
8.2	Inability to Determine Rates	33
8.3	Illegality	33
8.4	Compensation for Losses	33
8.5	[Reserved]	33
8.6	[Reserved]	33
8.7	Mitigation of Circumstances; Replacement of Lenders	34
8.8	Conclusiveness of Statements; Survival of Provisions	34

SECTION 9.	REPRESENTATIONS AND WARRANTIES	35

9.1	Organization	35
9.2	Authorization; No Conflict	35
9.3	Validity and Binding Nature	35
9.4	Financial Condition	35
9.5	No Material Adverse Change	35
9.6	Litigation; Contingent Liabilities	35
9.7	Ownership of Properties; Liens	35
9.8	[Equity Ownership; Subsidiaries	36
9.9	Employee Benefit Plans	36
9.10	Investment Company Act	36
9.11	Investment Adviser	36
9.12	Compliance with Laws	37
9.13	Regulation U	37
9.14	Taxes	37
9.15	Solvency, etc.	37
9.16	Environmental Matters	37
9.17	Insurance	38
9.18	Information	38
9.21	[Reserved]	38
9.22	Patriot Act; Sanctions; Anti-Corruption; Beneficial Ownership	38
9.23	Eligible Investments and Eligible Cash	39
9.24	Permitted Manager Change of Control	39

SECTION 10.	AFFIRMATIVE COVENANTS	39

10.1	Reports, Certificates and Other Information	39
10.2	Books, Records and Inspections	41
10.3	Maintenance of Property; Insurance	41
10.4	Compliance with Laws; Payment of Taxes and Liabilities	41
10.5	Maintenance of Existence, etc.	42
10.6	Use of Proceeds	42
10.7	Employee Benefit Plans	42
10.8	Environmental Matters	42
10.9	Further Assurances	43
10.10	Permitted Replacement Adviser	43
10.11	Independent Valuation	43

SECTION 11.	NEGATIVE COVENANTS	43

11.1	Debt	43
11.2	Liens	44
11.3	Access to Collateral Account	45
11.4	Restricted Payments	45
11.5	Mergers, Consolidations, Sales	45
11.6	Modification of Organizational Documents	45
11.7	Transactions with Affiliates	46
11.8	[Reserved]	46
11.9	Inconsistent Agreements	46
11.10	Business Activities	46
11.11	Investments	46
11.12	[Reserved]	46
11.13	Fiscal Year	46
11.14	Financial Covenants	46
11.15	Negative Pledge	46

SECTION 12.	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.	47

12.1	Initial Credit Extension	47
12.2	Conditions	48

SECTION 13.	EVENTS OF DEFAULT AND THEIR EFFECT	48

13.1	Events of Default	48
13.2	Effect of Event of Default	50

SECTION 14.	THE AGENT	51

14.1	Appointment and Authorization	51
14.2	[Reserved]	51
14.3	Delegation of Duties	51
14.4	Exculpation of Agent	51
14.5	Reliance by Agent	52
14.6	Notice of Default	52
14.7	Credit Decision	52
14.8	Indemnification	53
14.9	Agent in Individual Capacity	53
14.10	Successor Agent	53
14.11	Other Matters	54
14.12	Restriction on Actions by Lenders	54
14.13	Agent May File Proofs of Claim	54
14.14	Other Agents; Arrangers and Managers	55
14.15	Payments Sent in Error	55
14.16	Certain ERISA Matters	56

SECTION 15.	GENERAL	57

15.1	Waiver; Amendments	57
15.2	Confirmations	58

15.3	Notices	58
15.4	[Reserved]	60
15.5	Costs and Expenses	60
15.6	Assignments; Participations	60
15.7	Register	62
15.8	GOVERNING LAW	62
15.9	Confidentiality	62
15.10	Severability	62
15.11	Nature of Remedies	63
15.12	Entire Agreement	63
15.13	Counterparts	63
15.14	Successors and Assigns	63
15.15	Captions	63
15.16	Customer Identification - USA Patriot Act Notice	63
15.17	INDEMNIFICATION BY LOAN PARTIES	64
15.18	Nonliability of Lenders	64
15.19	Cashless Settlements	65
15.20	FORUM SELECTION AND CONSENT TO JURISDICTION	65
15.21	WAIVER OF JURY TRIAL	65
15.22	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	65
15.23	Acknowledgment Regarding any Supported QFCs	67
15.24	Benchmark Replacement Setting; Benchmark Conforming Changes	68
15.25	Joint and Several Liability of Borrower	71

SECTION 16.	LOAN GUARANTY	73

16.1	Guaranty	73
16.2	Right of Contribution	73
16.3	No Subrogation	73
16.4	Amendments, etc. with respect to the Obligations	74
16.5	Waivers	74
16.6	Payments	74

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 9.8	Subsidiaries

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1(c))
EXHIBIT C	Form of Borrowing Base Certificate (Section 1.1)
EXHIBIT D	Form of Assignment Agreement (Section 15.6(a))
EXHIBIT E	Form of Notice of Borrowing (Section 2.2(b))
EXHIBIT F	Form of Notice of Conversion/Continuation (Section 2.2(c))

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of March 30, 2026 (this “Agreement”) is entered into among FORUM REAL ESTATE INCOME FUND, a Delaware statutory trust (“FREIF”; FRIEF, together with any direct wholly-owned Subsidiary of FREIF that may from time to time become party hereto as a borrower, individually and collectively (jointly and severally), as the context may require, “Borrower”), the parties that may from time to time become parties hereto as guarantors under Section 16 (individually and collectively as the context may require, “Guarantor”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and CIBC BANK USA (in its individual capacity, “CIBC US”), as administrative agent for the Lenders and as sole lead arranger.

The Lenders have agreed to make available to Borrower a revolving credit facility upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

1.1        Definitions. When used herein the following terms shall have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which all or any portion of the Obligations have become or been declared due and payable pursuant to Section 13.2, (b) in respect of which all or a portion of the Revolving Commitment has been suspended or terminated pursuant to Section 13.2, or (c) arising under Section 13.1(a) as a result of a failure to pay the Revolving Outstandings in full on the Termination Date.

“Adviser Guarantee” means a definitive guarantee agreement made by any Permitted Replacement Adviser in favor of the Lenders and Agent, on substantially the same terms and conditions as those in the FCA Guarantee and in form and substance satisfactory to Agent.

“Agent” means CIBC US in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither Agent nor any Lender shall be deemed an Affiliate of any Loan Party. For purposes of clarity, Canadian Imperial Bank of Commerce and each of its direct and indirect subsidiaries are “Affiliates” of CIBC US.

“Agent Parties” is defined in Section 15.3(c).

“Agreement” is defined in the preamble of this Agreement.

“Applicable Advance Rate” means a rate equal to (a) in the case of Eligible Cash, seventy five percent (75%) and (b) in the case of Eligible Investments, ten percent (10%).

“Applicable Law” means any Law which is applicable to the Loan Parties, their businesses or properties, the Loan Documents or the Loans hereunder.

“Applicable Margin” means, for any day, the rate per annum set forth below, it being understood that the Applicable Margin for (a) SOFR Loans shall be the percentage set forth under the column “SOFR Margin” for the Term SOFR Interest Period and (b) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”:

1 Month SOFR Margin	Base Rate Margin
2.85%	1.85%

“Approved Fund” means any Fund that is administered, managed, advised or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Coverage Ratio” means, as of any date of determination, the result of Total Assets divided by Total Debt. As used herein, “Total Assets” means the total assets of FREIF as of such date of determination within the meaning of the 1940 Act and “Total Debt” means outstanding indebtedness of FREIF constituting a senior security within the meaning of the 1940 Act.

“Assignee” is defined in Section 15.6(a).

“Assignment Agreement” is defined in Section 15.6(a).

“Attorney Costs” means, with respect to any Person, all reasonable and documented fees and charges of any external legal counsel to such Person and all court costs and similar legal expenses.

“Bail-In Action” is defined in Section 15.22.

“Base Rate” means for any day, the greater of (a) the Federal Funds Rate for such day plus 0.5%, and (b) the Prime Rate for such day.

“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate.

“Base Rate Margin” is defined in the definition of Applicable Margin.

“Benchmark” is defined in Section 15.24.

“Benchmark Conforming Changes” is defined in Section 15.24.

“Benchmark Replacement” is defined in Section 15.24.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” is defined in the preamble of this Agreement.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of (a) the Applicable Advance Rate multiplied by the aggregate amount of Eligible Cash plus (b) the Applicable Advance Rate multiplied by the Value of all Eligible Investments; provided that the Value of Eligible Investments attributable to any single Eligible Investment shall not exceed 5% of the total Value of all Eligible Investments at any time.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C.

“Borrowing Date” is defined in Section 2.2(b).

“Business Day” means a day of the week (but not a Saturday, Sunday or holiday) on which the Chicago, Illinois offices of Agent are open to the public for carrying on substantially all of Agent’s business functions, provided, however, that when used in the context of a SOFR Loan, the term “Business Day” shall also exclude any day that is not also a SOFR Business Day. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a Trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Cash Equivalent” means, at any time, (a) any evidence of Debt, maturing not more than one year from date of acquisition, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than 270 days from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-1 by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-1 by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than 180 days after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution organized under the laws of the United States of America or any State thereof and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Agent.

“Certificate of Beneficial Ownership” means a certificate regarding beneficial ownership delivered pursuant to Section 12.1(a), as from time to time updated in accordance with the terms of this Agreement, as required by the Beneficial Ownership Regulation.

“CFC” means (a) a controlled foreign corporation within the meaning of Section 957 of the Code in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the Code; and (b) any Subsidiary whose sole assets (other than a de minimis amount) are equity of one or more entities described in clause (a) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events: (a) FCA shall cease to act as the adviser to FREIF unless replaced within thirty (30) days thereof with (i) a third party reasonably acceptable to Agent or (ii) a Permitted Replacement Adviser, so long as such Permitted Replacement Adviser has executed and delivered to Agent an Adviser Guarantee and such Adviser Guarantee shall be in full force and effect as of the date that FCA is replaced with a Permitted Replacement Adviser (the foregoing in this clause (ii), a “Permitted Manager Change of Control”) ; or (b) FREIF shall cease to own and control, directly or indirectly, 100% of the outstanding Capital Securities of any other Borrower.

“CIBC US” is defined in the preamble of this Agreement.

“Closing Date” is defined in Section 12.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“Collateral” has the meaning assigned in the Pledge Agreement and any other collateral document executed in connection herewith.

“Collateral Account” means that certain securities account of FREIF maintained with UMB Bank, N.A. as account number 155522.4, which shall be subject to a Control Agreement.

“Commitment” means, as to any Lender, such Lender’s commitment to make Loans under this Agreement. The initial amount of each Lender’s Commitment is set forth on Annex A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time and any successor statute.

“Compliance Certificate” means a Compliance Certificate in substantially the form of Exhibit B.

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Liability” means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner, including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss; provided that the term “Contingent Liability” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Liability shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Liability is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person incurring the Contingent Liability.

“Control Agreement” means any control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or Guarantor, the Agent and the applicable bank or securities intermediary, as applicable, with respect to a deposit account or securities account.

“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, (g) all Hedging Obligations of such Person,, (h) all Debt of any partnership of which such Person is a general partner unless such Debt is expressly made non-recourse to such Person, (i) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise or (j) all Contingent Liabilities of such Person in respect of the foregoing.

“Debt Service” means, for any Computation Period, an amount equal to the payments of principal and interest that would have been payable under a hypothetical loan over the course of one (1) year, assuming (i) a loan balance equal to the Revolving Commitment as of the applicable date of determination and interest rate equal to the Notional Interest Rate, and (ii) amortization of such Loans over a thirty (30) year amortization period. As used herein, “Notional Interest Rate” means the interest rate that applies to the Loans outstanding hereunder as of the date of determination.

“Debt Service Coverage Ratio” means, for any Computation Period, the ratio of (a)(i) Net Investment Income plus (ii) consolidated interest expense of FREIF and its consolidated Subsidiaries for the applicable Computation Period reflected in the latest financial statements of FREIF delivered in accordance with the terms hereof (“Interest Expense”) divided by (b)(i) Debt Service plus (ii) Interest Expense, but excluding, in each case, any interest expense attributable to the Facility for such Computation Period.

“Default” means any event or condition that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding have not been satisfied (each of which failures shall be specifically identified in such notice), (b) has otherwise failed to pay over to Agent, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has (i) been deemed or has a direct or indirect parent company that has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, or had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (ii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts with the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or such Governmental Authority to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (d) has notified Borrower, Agent, Swing Line Lender or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit (unless such notice or public statement indicates that such intention is based on a good faith determination that one or more conditions precedent to funding have not been satisfied (which notice or public statement specifically identifies the conditions not satisfied and the basis therefor)) or (e) has failed to confirm within three Business Days of a request by Agent that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then Swing Line Loans. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.6(d)) upon delivery of written notice of such determination to Borrower, each Swing Line Lender, and each Lender.

“Dollar” and the sign “$” mean lawful money of the United States of America.

“Eligible Cash” means all unrestricted and unencumbered cash (other than under the Loan Documents), in each case, maintained in accounts in the name of Borrower.

“Eligible Investment” means any Permitted Investment that constitutes an unencumbered commercial real estate fixed income Investment made in accordance with the Fundamental Investment Policies as in effect on the date hereof or as amended pursuant to the terms of this Agreement with notice to Agent; provided that any Permitted Investment held by any Subsidiary of Borrower that is not a Borrower or Guarantor hereunder shall not be deemed an “Eligible Investment” for purposes hereof; provided further that any Eligible Investment shall cease to be an Eligible Investment at any time a Specified Obligor Event of Default has occurred with respect thereto.

“Environmental Claims” means all claims, contingent or otherwise, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility, directly or indirectly, for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all present or future federal, state local and foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, decrees, concessions, grants, franchises, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including those related to Hazardous Substances, air emissions, discharges to waste or public systems and health and safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Section 13.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to the Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment made at the request of any Loan Party) or (ii) such Lender changes its lending office (other than change in lending office made at the request of any Loan Party), except in each case to the extent that, pursuant to Section 7.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) United States federal withholding Taxes that would not have been imposed but for such Recipient’s failure to comply with Section 7.9(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor or version that is substantially compatible and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into by the United States pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCA” means Forum Capital Advisors, LLC, a Delaware limited liability company.

“FCA Guarantee” means that certain Guarantee, dated as of the date hereof, made by FCA in favor of the Agent, as amended, restated supplemented and/or otherwise modified from time to time.

“FCPA” is defined in Section 9.22(d).

“Federal Funds Rate” means, for any day, a fluctuating interest rate equal for each day during such period to the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%, or, if such rate is not so published for any day which is a Business Day, the rate determined by Agent in its discretion. Agent’s determination of such rate shall be binding and conclusive absent manifest error.

“First Extended Maturity Date” means March 30, 2028.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of FREIF and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.

“Floor” means a rate of interest equal to 3.00%.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“FREIF” is defined in the preamble of this Agreement.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Fundamental Investment Policies” means, means, collectively, the policies and objectives for, and restrictions on, investing by the Borrower as set forth in the Registration Statement as in effect on the Closing Date and which may be changed only by a vote of majority of the Borrower’s outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) , which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” is defined in Section 2.2(a).

“Guarantor” is defined in the preamble of this Agreement. For the avoidance of doubt, FCA is not a Guarantor.

“Hazardous Substances” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedging Agreement” means any bank underwritten cash and/or derivative financial instrument including, but not limited to, any interest rate, currency or commodity swap agreement, cap agreement, collar agreement, spot foreign exchange, forward foreign exchange, foreign exchange option (or series of options) and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Indemnified Liabilities” is defined in Section 15.17.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Investment” means, with respect to any Person, any direct or indirect acquisition or investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an acquisition.

“Investment Adviser” means FCA or any replacement thereof made in accordance with the definition of “Change of Control”.

“Investment Advisory Agreement” means that certain Amended and Restated Investment Management Agreement, dated August 1, 2022, by and between the Borrower and FCA (or the Permitted Replacement Adviser, so long as the Investment Advisory Agreement was duly assigned in compliance with any requirements of the 1940 Act) and any equivalent agreement entered into by any other successor to FCA.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof, in each case whether or not having the force of law.

“Lender” is defined in the preamble of this Agreement.

“Lender Party” is defined in Section 15.17.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Liquid Assets” means the aggregate amount of unrestricted and unencumbered cash and Cash Equivalents or other financial instruments that (i) are valued using Level 1 or Level 2 inputs within the meaning of ASC Topic 820 (Fair Value Measurement) under GAAP and (ii) are short-term, highly liquid investments that are readily marketable and capable of being converted to known amounts of cash within five (5) Business Days and that are subject to an insignificant risk of changes in value, and in each case of the foregoing, maintained in the Collateral Account.

“Loan Documents” means, collectively, this Agreement, the Pledge Agreement, the FCA Guarantee, the Notes, and all documents, instruments and agreements delivered in connection with the foregoing.

“Loan Party” means Borrower and any Guarantor; provided however, for the avoidance of doubt, no CFC shall be a guarantor of, or pledge any assets to support, an “obligation of a United States person” as defined for purposes of Section 956(c) of the Code.

“Loan or Loans” means, as the context may require, Revolving Loans or Swing Line Loans.

“Margin Stock” means any “margin stock” as defined in Regulation U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, or properties of FREIF, (b) a material impairment of the ability of any Loan Party to perform any of its Obligations under any Loan Document, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or (d) a material impairment of Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Maturity Date” means the following: (i) prior to the date on which the Original Maturity Date is extended to the First Extended Maturity Date pursuant to Section 2.8 of this Agreement, the Original Maturity Date, (ii) commencing on the date on which the Original Maturity Date is extended to the First Extended Maturity Date and prior to the date on which the First Extended Maturity Date is extended to the Second Extended Maturity Date, in each case, pursuant to Section 2.8 of this Agreement, the First Extended Maturity Date, and (iii) commencing on the date on which the First Extended Maturity Date is extended to the Second Extended Maturity Date pursuant to Section 2.8 of this Agreement, the Second Extended Maturity Date.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any other member of the Controlled Group (i) is or may be obligated to make contributions, (ii) during the preceding five plan years has made or been obligated to make contributions, or (iii) has any liability.

“Net Asset Value” means, with respect to any Person as of any date of determination, the total assets of such Person as of such date of determination, minus the total liabilities of such Person as of such date of determination, in each case determined in accordance with GAAP.

“Net Investment Income” means, for any Computation Period, the “Net Investment Income” reflected as a line item on the latest financial statements delivered by FREIF to Agent for such Computation Period.

“Non-Consenting Lender” is defined in Section 15.1.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Participant” is defined in Section 7.9(d).

“Non-Use Fee Rate” means one quarter of one percent (0.25%) per annum.

“Note” means a promissory note substantially in the form of Exhibit A.

“Notice of Borrowing” is defined in Section 2.2(b).

“Notice of Conversion/Continuation” is defined in Section 2.2(c).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties

(monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Loan Document.

“Original Maturity Date” means March 30, 2027.

“OFAC” is defined in “Sanctions” below.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, transfer, value added, excise or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.7).

“Participant” is defined in Section 15.6(b).

“Participation Register” is defined in Section 15.6(b).

“Patriot Act” is defined in Section 15.16.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA and Section 412 of the Code (other than a Multiemployer Pension Plan), and as to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Investment” means Investments in securities that are consistent with, and not expressly prohibited by either the 1940 Act, or the investment strategy of Borrower as set forth in Borrower’s then-current Registration Statement.

“Permitted Lien” means a Lien expressly permitted hereunder pursuant to Section 11.2.

“Permitted Replacement Adviser” means a wholly-owned Subsidiary of FCA that has complied with all applicable requirements of the 1940 Act.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any Subsidiary, or any such plan to which any Loan Party has an obligation to make contributions on behalf of any of its employees or with respect to which Borrower or any Subsidiary has any liability.

“Platform” means Debt Domain, Intralinks, Syndtrack, DebtX or a substantially similar electronic transmission system.

“Pledge Agreement” means that certain Account Pledge Agreement, dated as of the date hereof, by and between FREIF and the Agent, as amended, restated, supplemented and/or otherwise modified from time to time.

“Prime Rate” means, for any day, the rate of interest in effect for such day as announced from time to time by Agent as its prime rate (whether or not such rate is actually charged by Agent), which is not intended to be Agent’s lowest or most favorable rate of interest at any one time. Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate announced by Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Agent shall not be obligated to give notice of any change in the Prime Rate.

“Pro Rata Share” means:

(a)        with respect to a Lender’s obligation to make Revolving Loan, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s Revolving Commitment, by (B) the aggregate Revolving Commitment of all Lenders and (ii) from and after the time the Revolving Commitment has been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) by (B) the aggregate unpaid principal amount of all Revolving Outstandings; and

(b)        with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Commitment by (ii) the aggregate amount of Revolving Commitment of all Lenders; provided that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) by (B) the principal amount of all outstanding Revolving Outstandings.

“Rebalancing Event” means the occurrence of any of the following: (a) the Revolving Outstandings plus the outstanding amount of the Swing Line Loan exceed the Borrowing Base or (b) the Borrower fails to be in compliance with any financial covenant set forth in Section 11.14.

“Recipient” means (a) Agent, (b) any Lender, and (c) any Swing Line Lender, as applicable.

“Refunded Swing Line Loan” is defined in Section 2.2(d)(iii).

“Registration Statement” means the registration statement of the Borrower on Form N-2 as originally filed with the SEC and declared effective by the SEC on April 27, 2021, as amended from time to time, including without limitation, any such registration statement, and all supplements, amendments and modifications thereto as of the Closing Date, and as further supplemented, amended or modified in accordance with this Agreement and applicable law, including, without limitation, the Securities Act and the 1940 Act.

“Regulation D” means Regulation D of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, a committee officially endorsed or convened by either thereof, or any successor thereto.

“Replacement Lender” is defined in Section 8.7(b).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares exceed 50% as determined pursuant to clause (d) of the definition of “Pro Rata Share”; provided that the Pro Rata Shares held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, that at any time that there are two (2) or more Lenders, “Required Lenders” must include at least two (2) Lenders (that are not Affiliates of one another).

“Responsible Officer” means, with respect to any Loan Party, (a) any of the chief executive officer, the chief financial officer, the controller, the chief operating officer, the chief compliance officer, the treasurer, the assistant treasurer, vice president, assistant vice president, secretary or assistant secretary of such Loan Party or (b) any other officer or employee of such Person designated in writing from time to time by one of the officers described in clause (a) by any of the foregoing.

“Revolving Commitment” means $20,000,000, as such amount may be adjusted from time to time in accordance with the terms hereof.

“Revolving Loan” is defined in Section 2.1(a).

“Revolving Loan Availability” means the lesser of (a) the Revolving Commitment and (b) the Borrowing Base.

“Revolving Outstandings” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the aggregate principal amount of all outstanding Swing Line Loans.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed by: (a) the United States of America, including those administered by the Office of Foreign Assets Control (OFAC) at the U.S. Department of Treasury, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of the Lender Group, any Loan Party, or any of their respective Subsidiaries or Affiliates.

“SEC” means the Securities and Exchange Commission or any other Governmental Authority succeeding to any of the principal functions thereof.

“Second Extended Maturity Date” means March 30, 2029.

“Securities Act” means the Securities Act of 1933, as amended.

“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

“SOFR Borrowing” means the SOFR Loans comprising a borrowing of Loans.

“SOFR Business Day” means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Interest Rate” means, with respect to each day during which interest accrues on a Loan, the rate per annum (expressed as a percentage) equal to (a) Term SOFR for the applicable Term SOFR Interest Period for such day; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 15.24, such Benchmark Replacement for such day.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“SOFR Margin” is defined in the definition of Applicable Margin.

“Specified Obligor Event of Default” means, with respect to any Eligible Investment, (a) the applicable obligor fails to make any principal payment required under any documentation governing such Permitted Investment when due or any other event of default has occurred under such documentation or (b) the applicable obligor shall apply for or become subject to an action or proceeding as a debtor under any bankruptcy, insolvency, reorganization, moratorium, creditor composition law, or any other law for the relief of or relating to debtors under any jurisdiction.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, association, joint venture or other business entity of which such Person owns, directly or indirectly through one or more intermediaries, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity (other than securities or interest having such power only by reason of the happening of a contingency). Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Availability” means the lesser of (a) the Swing Line Commitment Amount and (b) the amount by which the Revolving Loan Availability exceeds Revolving Outstandings at such time.

“Swing Line Commitment Amount” means $0, as adjusted from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Revolving Commitment of the Swing Line Lender.

“Swing Line Lender” means CIBC US, in its capacity as lender of Swing Line Loans hereunder, or such other Lender as Borrower may from time to time select as the Swing Line Lender hereunder pursuant to Section 2.2(d), provided that such Lender has agreed to be a Swing Line Lender.

“Swing Line Loan” is defined in Section 2.2(d).

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings (including backup withholding), and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Term SOFR” means, for any calculation with respect to any applicable SOFR Loan for any Term SOFR Interest Period, the greater of (a) the forward-looking term rate based on SOFR for a tenor comparable to such Term SOFR Interest Period that is published by the Term SOFR Administrator two (2) SOFR Business Days prior to the first day of such Term SOFR Interest Period; provided, however, that if as of 5:00 pm (New York City time) on any interest lookback day, Term SOFR for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respct to Term SOFR has not occurred, then Term SOFR will be Term SOFR as published by the Term SOFR Adminstrator on the first preceding SOFR Business Day for which Term SOFR for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day; and (b) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 15.24, in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Agent in its reasonable discretion).

“Term SOFR Interest Period” means with respect to that portion of the Loan bearing interest based on Term SOFR, a period of 1 month to the extent such tenor is an Available Tenor, commencing on a SOFR Business Day as selected by Borrower in accordance with this Agreement, or on such other SOFR Business Day as is acceptable to Agent and Borrower; provided, however, that (a) if any Term SOFR Interest Period would end on a day other than a Business Day, such Term SOFR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Term SOFR Interest Period shall end on the next preceding Business Day, (b) any Term SOFR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term SOFR Interest Period) shall end on the last Business Day of the last calendar month of such Term SOFR Interest Period, (c) no Term SOFR Interest Period shall extend beyond the Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 15.24 shall be available for specification in any borrowing request. For purposes hereof, the date of a Loan or SOFR Borrowing initially shall be the date on which such Loan or SOFR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or SOFR Borrowing.

“Termination Date” means the following: (a) prior to the date on which the Original Maturity Date is extended to the First Extended Maturity Date pursuant to Section 2.8 of this Agreement, the Original Maturity Date; (ii) commencing on the date on which the Original Maturity Date is extended to the First Extended Maturity Date pursuant to Section 2.8 of this Agreement, the First Extended Maturity Date; commencing on the date on which the First Extended Maturity Date is extended to the Second Extended Maturity Date pursuant to Section 2.8 of this Agreement, the Second Extended Maturity Date; or (b) such other date on which the Commitments terminate pursuant to SECTION 6, Section 11.6 or SECTION 13.

“Termination Event” means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Borrower or any other member of the Controlled Group from such Pension Plan during a plan year in which Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

“Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Type” is defined in Section 2.2(a).

“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“U.S. Tax Compliance Certificate” is defined in Section 7.9(d).

“Utilization Amount” is defined in Section 5.1.

“Value” means, with respect to any Permitted Investment, the lower of the cost or book value of the applicable Permitted Investment as reflected in the books and records of Borrower.

1.2        Other Interpretive Provisions. The following provisions shall apply to this Agreement and each other Loan Document, unless otherwise specified or the context otherwise requires: (a) Definitions of terms shall apply equally to the singular and plural forms of such terms; (b) Any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) The words “include,” “includes” and “including” shall be deemed followed by the phrase “without limitation”; (d) The word “will” shall have the same meaning and effect as the word “shall”; (e) Any definition of or reference to any agreement, instrument or other document (including any organization document) shall include all amendments, supplements, modifications, exhibits, schedules and attachments thereto in effect (subject to any restrictions set forth in any Loan Document); (f) Any reference to any Person shall include its successors and assigns; (g) The words “herein,” “hereof” and “hereunder,” and words of similar import shall refer to such Loan Document in its entirety and not to any particular provision thereof; (h) All references to Sections, Exhibits and Schedules shall refer to such Loan Document; (i) Any reference to any law or regulation shall include all statutory, regulatory and self-regulatory rules, regulations, requirements, or provisions, including those consolidating, amending, modifying, supplementing, implementing, replacing or interpreting such law or regulation from time to time; (j) The words “asset” and “property” shall have the same meaning and effect and refer to any and all real and personal property, tangible and intangible assets, cash, securities, accounts and contract rights; (k) Section headings are included for convenience of reference only and shall not affect the interpretation thereof; (l) In calculating periods of time, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (m) all references to times of day shall be references to Central time (daylight or standard, as applicable); (n) all limitations, tests or measurements in the Loan Documents shall be cumulative notwithstanding that they measure or regulate the same or similar matters; and (o) the Loan Documents have been reviewed, negotiated and produced by all parties hereto and their counsel and shall not be construed against Lender merely because of Lender’s involvement in their drafting

1.3        Accounting Terms; Changes in GAAP. Unless otherwise set forth herein, (a) all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted hereunder shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the pre-Closing financial statements. Together with each compliance certificate, Borrower will provide a written summary of any changes in GAAP that materially impact the calculation of the financial covenants in this Agreement; (b) all financial statements delivered hereunder shall be prepared without giving effect to FASB ASC 825 and FASB ASC 470-20 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof; (c) if any change in GAAP would affect the calculation of any financial ratio or requirement set forth in any Loan Document, and Borrower, Agent or the Required Lenders request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be calculated under GAAP prior to such change therein and (ii) Borrower shall provide to Agent and Lenders financial statements and other documents required hereunder or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; (d) Any financial ratios required to be maintained by Borrower hereunder shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number); and (e) for the purposes of Section 13, a breach of a financial covenant in this Agreement shall be deemed to have occurred as of any date of determination by Agent and as of the last day of any specified measurement period regardless of whether or when the financial statements reflecting such breach are delivered to Agent.

1.4        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.5        Rates. Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation, administration, submission or calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark pursuant to the terms of this Agreement and shall have no liability to Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2.

COMMITMENTS OF THE LENDERS; BORROWING AND CONVERSION PROCEDURES.

2.1        Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to for the account of, Borrower as follows:

(a)        Revolving Loan Commitment. Each Lender with a Revolving Loan Commitment agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as Borrower may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed Revolving Loan Availability (less the amount of any Swing Line Loans outstanding at such time). Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Loans.

(b)        [Reserved].

2.2        Loan Procedures.

(a)        Various Types of Loans. Each Revolving Loan shall be, and each Term Loan may be, divided into tranches which are, either a Base Rate Loan or a SOFR Loan (each a “type” of Loan), as Borrower shall specify in the related Notice of Borrowing or Notice of Conversion/Continuation pursuant to Section 2.2(b) or Section 2.2(c). SOFR Loans having the same Term SOFR Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and SOFR Loans may be outstanding at the same time, provided that not more than three (3) different Groups of SOFR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans.

(b)        Borrowing Procedures.

Borrower shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to Agent of each proposed borrowing not later than (A) in the case of a Base Rate borrowing, 10:00 A.M., Chicago time, on the proposed date of such borrowing, and (B) in the case of a SOFR borrowing, 10:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing (each such date, a “Borrowing Date”). Each such notice shall be effective upon receipt by Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a borrowing of SOFR Loans bearing interest based on Term SOFR, the initial Term SOFR Interest Period therefor and any other matters set forth in any applicable Benchmark Conforming Changes. Notwithstanding the foregoing or the definition of Term SOFR Interest Period, Agent (in Agent’s reasonable discretion and upon written notice to Borrower not less than three (3) Business Days prior to the date of such proposed borrowing) may cause the initial interest period for a SOFR Loan to be a period less than 1 month in duration commencing on the date of the making of such SOFR Loan and ending on the first day of the subsequent month and calculate Term SOFR for such initial interest period based on a 1 month Term SOFR Interest Period. Promptly upon receipt of such notice, Agent shall advise each Lender thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide Agent at the office specified by Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as Agent has not received written notice that the conditions precedent set forth in Section 12 with respect to such borrowing have not been satisfied, Agent shall pay over the funds received by Agent to Borrower on the requested Borrowing Date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $1,000,000, and an integral multiple of $50,000, and each SOFR borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $500,000. Simultaneously with any Notice of Borrowing, Borrower shall deliver to Agent a Borrowing Base Certificate in form and substance acceptable to Agent dated as of the same date as the Notice of Borrowing and executed by a Responsible Officer of Borrower on behalf of Borrower. Notwithstanding anything to the contrary contained herein, there shall be no more than two (2) borrowings permitted to be requested or advanced in any single calendar month, including, without limitation, the first month any borrowing is made.

(c)        Conversion and Continuation Procedures.

(i)       Subject to Section 2.2(a), Borrower may, upon irrevocable written notice to Agent in accordance with clause (b) below:

(1)       elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $1,000,000 a higher integral multiple of $500,000) into Loans of the other type; or

(2)       elect, as of the last day of the applicable Term SOFR Interest Period, to continue any SOFR Loans bearing interest based on Term SOFR having Term SOFR Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000) for a new Term SOFR Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of SOFR Loans bearing interest based on Term SOFR shall be at least $1,000,000 and an integral multiple of $500,000.

(ii)      Borrower shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 10:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of SOFR Loans, 10:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(1)       the proposed date of conversion or continuation;

(2)       the aggregate amount of Loans to be converted or continued;

(3)       the type of Loans resulting from the proposed conversion or continuation; and

(4)       in the case of conversion into, or continuation of, SOFR Loans bearing interest based on Term SOFR, the duration of the requested Term SOFR Interest Period therefor.

(iii)     Each notice of Continuation shall be irrevocable by and binding on Borrower once given. If upon the expiration of any Term SOFR Interest Period applicable to SOFR Loans, Borrower has failed to select timely a new Term SOFR Interest Period to be applicable to such SOFR Loans, Borrower shall be deemed to have elected to continue such SOFR Loan as a SOFR Loan with the Term SOFR Interest Period previously selected by Borrower for such Loan. If an Unmatured Default or Event of Default shall have occurred and be continuing, Agent may, or if directed by the Required Lenders shall, convert SOFR Loans on the last day of the current Term SOFR Interest Period therefor, to a Base Rate Loan.

(iv)      Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2(c) or, if no timely notice is provided by Borrower, of the details of any automatic conversion.

(v)       Any conversion of a SOFR Loan on a day other than the last day of a Term SOFR Interest Period therefor shall be subject to Section 8.4.

(d)        Swing Line Facility.

(i)       Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of Borrowing. Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances (each, a “Swing Line Loan”) in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender’s Pro Rata Share of the Revolving Outstandings and all outstanding Swing Line Loans, may exceed the Swing Line Lender’s Pro Rata Share of the Revolving Commitment. The provisions of this Section 2.2(d) shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.1(a); provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice. The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability. Until the Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.2(d). Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by Borrower to Agent in accordance with Section 2.2(b). Any such notice must be given no later than 2:00 P.M., Chicago time, on the Business Day of the proposed Swing Line Loan. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 12.2, be entitled to fund that Swing Line Loan, and to have such Lender make Revolving Loans in accordance with Section 2.2(d)(iii) or purchase participating interests in accordance with Section 2.2(d)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan. Borrower shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by Agent.

(ii)      The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full.

(iii)     The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request in writing (with a copy of such request to be sent concurrently to Borrower) that each Lender with a Revolving Commitment (including the Swing Line Lender) to make a Revolving Loan to Borrower (which shall be a Base Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Section 13.1(c) has occurred (in which event the procedures of Section 2.2(d)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to Agent, its Pro Rata Share on behalf of the Swing Line Lender, prior to 2:00 P.M. Chicago time, in immediately available funds on the date that notice is given (provided that such notice is given by 12:00 p.m., Chicago time, on such date). The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(iv)      If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2(d)(iii), the Loan Parties are not in compliance with Section 11.14, then, subject to the provisions of Section 2.2(d)(v) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)       Each Lender’s obligation to make Revolving Loans in accordance with Section 2.2(c) and to purchase participation interests in accordance with Section 2.2(d)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender shall not have made such amount available to Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Chicago time, the amount required pursuant to Section 2.2(d)(iii) or Section 2.2(d)(iv), as the case may be, on the Business Day on which such Lender receives notice from Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to Agent to the date such amount is paid, at a rate per annum equal to (1) for the first three days after demand, the Federal Funds Rate from time to time in effect and (2) thereafter, the Base Rate from time to time in effect.

2.3        [Reserved].

2.4        Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5        Certain Conditions. Except as otherwise provided in Section 2.2(d), no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any SOFR Loan bearing interest based on Term SOFR if an Event of Default or Default exists.

2.6      Defaulting Lenders.

(a)        Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)        Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 15.1.

(ii)       Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to SECTION 6, Section 11.6, or SECTION 13 or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 7.5 shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Swing Line Lender hereunder; third, [reserved]; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 12.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)     Commitment.

(A)        No Defaulting Lender shall be entitled to receive any fee described in Section 5.1 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)        With respect to any fees described in Section 5.1 not required to be paid to any Defaulting Lender pursuant to clause (A) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Swing Line Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)      Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)       Repayment of Swing Line Loans. If the reallocation described in clause (d) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure.

(b)        Defaulting Lender Cure. If Borrower, Agent and each Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.6(a)(iv) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)        New Swing Line Loans. So long as any Lender is a Defaulting Lender, no Swing Line Lender shall be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan.

(d)        Termination of Defaulting Lender. Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.6(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Agent, the Swing Line Bank or any Lender may have against such Defaulting Lender.

2.7        [Reserved].

2.8        Extensions of Maturity Date. Borrower may request that Agent and Lenders (i) extend the Original Maturity Date for a period of 12 months to the First Extended Maturity Date and (ii) extend the First Extended Maturity Date for a period of 12 months to the Second Extended Maturity Date. Borrower’s right to request each such extension shall be exercised by a written extension notice of Borrower delivered to Agent not less than thirty (30) days prior to the applicable Maturity Date. Neither Agent nor any Lender shall be required to consider such an extension of the Original Maturity Date or the First Extended Maturity Date, as applicable unless all of the following conditions are satisfied:

(a)        Borrower must have made timely request for extension as provided above.

(b)        Borrower must have paid a non-refundable extension fee in the amount equal to one quarter of one percent (0.25%) of the Revolving Commitment then in effect.

(c)        As of the Original Maturity Date or as of the First Extended Maturity Date, as applicable, there must be no Default or Event of Default under this Agreement or any of the other Loan Documents that has occurred and is continuing.

(d)        Without limitation on the generality of clause (b) of this paragraph, as of the Original Maturity Date or as of the First Extended Maturity Date, as applicable, there must be no existing failure to comply with any of the financial covenants set forth in Section 11.14 of this Agreement.

(e)        Borrower must have delivered to Agent an updated Borrowing Base Certificate as of the Original Maturity Date or the First Extended Maturity Date, as applicable.

(f)         Borrower must have delivered to Agent an updated Compliance Certificate as of the Original Maturity Date or the First Extended Maturity Date, as applicable.

(g)        Borrower must have entered into such documents as Agent shall reasonably request to evidence such extension.

(h)        Borrower must have paid all costs and expenses incurred by Agent in connection with such extension in accordance with Section 15.5, including the Agent’s Attorney Costs, in each case, to the extent an invoice has been provided therefor.

SECTION 3.

EVIDENCING OF LOANS.

3.1        Notes. At a Lender’s request, the Loans of such Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender’s Revolving Loan Commitment.

3.2        Recordkeeping. Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each SOFR Loan bearing interest based on Term SOFR, the dates on which each Term SOFR Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon. In the event of any conflict between the records maintained by any Lender and the records maintained by Agent in such matters, the records of Agent shall control in the absence of manifest error.

SECTION 4.

INTEREST.

4.1        Interest Rates. Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a)        at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

(b)        at all times while such Loan is not a Base Rate Loan, at a rate per annum equal to the sum of the SOFR Interest Rate plus the SOFR Margin from time to time in effect; provided that at any time an Event of Default has occurred and is continuing, at the request of the Required Lenders, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default under Section 13.1(a) or Section 13.1(c), such increase shall occur automatically. In no event shall interest payable by Borrower to any Lender hereunder exceed the maximum rate permitted under Applicable Law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

4.2        Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month and at maturity. Accrued interest on each SOFR Loan shall be payable on the last day of each Term SOFR Interest Period relating to such Loan, upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3        Setting and Notice of Interest Rates. The applicable Base Rate or SOFR rate shall be determined by Agent, and notice thereof shall be given by Agent promptly to Borrower and each Lender. Each determination of the applicable Base Rate or SOFR rate by Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Agent shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the computations used by Agent in determining any applicable SOFR rate hereunder.

4.4        Computation of Interest. Interest on any applicable portion of the outstanding principal balance of a Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (or 365/366 day year in the case of a Base Rate Loan) by (c) such portion of the outstanding principal balance of such Loan. Such interest shall be calculated on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Base Rate or Term SOFR shall be determined by Agent, and such determination shall be conclusive absent manifest error.

SECTION 5.

FEES.

5.1        Non-Use Fee. Borrower agrees to pay to Agent for the account of each Lender (except as provided in Section 2.6) a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time multiplied by such Lender’s Pro Rata Share (as adjusted from time to time) of the difference between the Revolving Commitment (after giving effect to any reductions in the Revolving Commitment made pursuant to Section 6.1) and the average daily Revolving Outstandings during the period of calculation (the “Utilization Amount”). Such non-use fee shall be payable in arrears on the first day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2        Closing Fee. A non-refundable and fully earned closing fee shall be due and payable by Borrower to Agent in full on the Closing Date in an amount equal to $100,000.

SECTION 6.

REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1        Voluntary Reduction or Termination of the Revolving Commitment.

Borrower may from time to time on at least three (3) Business Days’ prior written notice received by Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings plus the outstanding amount of all Swing Line Loans. Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000. Concurrently with any reduction of the Revolving Commitment to zero, Borrower shall pay all interest on the Revolving Loans and all non-use fees. All reductions of the Revolving Commitment shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.2        Prepayments.

(a)        Voluntary Prepayments. Borrower may from time to time prepay the Loans in whole or in part without penalty; provided that Borrower shall give Agent (which shall promptly advise each Lender) notice thereof not later than 10:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

(b)        Mandatory Prepayments. Borrower shall make a prepayment of the Revolving Loans upon the occurrence of any of the following at the following times and in the following amounts:

(i)        If on any day, any Rebalancing Event occurs, prepay the Revolving Loans in an aggregate amount that is sufficient to eliminate any excess or cure such Rebalancing Event, as applicable, within thirty (30) days of the occurrence thereof and Borrower hereby agrees to provide Agent written notice of any such Rebalancing Event within two (2) Business Days of the occurrence thereof.

(ii)       If on any day the Revolving Outstandings plus the outstanding amount of the Swing Line Loan exceeds the Revolving Commitment, Borrower shall immediately prepay Revolving Loans.

6.3        Manner of Prepayments. Each voluntary partial prepayment shall be in a principal amount of $100,000 or a higher integral multiple of $50,000. Any partial prepayment of a Group of SOFR Loans shall be subject to the proviso to Section 2.2(c)(i). Any prepayment of a SOFR Loan bearing interest based on Term SOFR on a day other than the last day of a Term SOFR Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans (other than the Swing Line Loans) shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding SOFR Loans, in direct order of Term SOFR Interest Period maturities in the case of SOFR Loans bearing interest based on Term SOFR.

6.4        Repayments. (i) Prior to the Termination Date, each Revolving Loan shall be paid in full on the date that is ninety (90) days following the Borrowing Date of such Revolving Loan and (ii) on the Termination Date, the Revolving Loans of each Lender shall be paid in full and the Revolving Commitment shall terminate.

SECTION 7.

MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1        Making of Payments. All payments of principal or interest on the Note(s), and of all fees, shall be made by Borrower to Agent in immediately available funds at the office specified by Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by Agent on the following Business Day. Subject to Section 2.6, Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Agent for the account of such Lender. All payments under Section 8.1 shall be made by Borrower directly to the Lender entitled thereto without setoff, counterclaim or other defense.

7.2        Application of Certain Payments.

(a)        So long as no Default or Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (ii) voluntary and mandatory prepayments shall be applied as set forth in Section 6.2 and Section 6.3. Concurrently with each remittance to any Lender of its share of any such payment, Agent shall advise such Lender as to the application of such payment.

(b)        Notwithstanding anything to the contrary contained in this Agreement, if an Event of Default has occurred and is continuing Borrower hereby irrevocably waives the right to direct the application of payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees, as between Borrower on the one hand and Agent and Lenders on the other, that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the loan account maintained by Agent with respect to the Loans or any other books and records.

(c)        Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations to the Obligations in such order as Agent may from time to time elect. In the absence of any specific election made by Agent pursuant to this clause (c), or if directed in writing by Required Lenders, payments and proceeds received by Agent pursuant to this clause (c) shall be applied in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement or the other Loan Documents; third, to accrued and unpaid interest on all other Obligations; fourth, to the principal amount of all other Obligations then due and owing and payment of related fees; fifth, to all other outstanding Obligations (other than those described in clause sixth below); and sixth, to provide cash collateral to secure any contingent Obligations.

(d)        Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement or the other Loan Documents; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement or the other Loan Documents; third, to accrued and unpaid interest on all other Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, ratably to the principal amount of all other Obligations outstanding; and fifth, to all other outstanding Obligations and contingent Obligations.

(e)        Any balance remaining after giving effect to the applications set forth in this Section 7.2 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 7.2, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

(f)        Agent is authorized (but not obligated) to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all fees, expenses, costs (including insurance premiums in accordance with Section 10.3) and interest and principal, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause the balance of the aggregate Revolving Outstandings to exceed the Borrowing Base but not if such charges would cause the aggregate Advances to exceed the Revolving Commitment. Any charges so made shall, unless prohibited by Applicable Law, constitute part of the Revolving Loan hereunder and may be made regardless of whether the conditions set forth in Section 12.2 are then satisfied, including the existence of any Default or Event of Default either before or after giving effect thereto.

7.3        Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a SOFR Loan bearing interest based on Term SOFR, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day, subject to any applicable Benchmark Conforming Changes) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4        Setoff. Borrower and each other Loan Party, agrees that Agent and each Lender have all rights of set-off and bankers’ lien provided by Applicable Law, and in addition thereto, Borrower and each other Loan Party, agrees that at any time any Event of Default has occurred and is continuing, Agent and each Lender may apply to the payment of any Obligations of Borrower and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower and each other Loan Party then or thereafter with Agent or such Lender.

7.5        Proration of Payments. Except as provided in Section 2.6, if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of principal of or interest on any Loan (but excluding (i) any payment pursuant to SECTION 8 or Section 15.6 and (ii) payments of interest on any Loan described in Section 8.3), then such Lender shall purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6        Advances by Agent. Each Lender shall make the amount of each borrowing to be made by it hereunder available to Agent in immediately available funds at Agent’s office not later than 11:00 a.m. (Chicago time) on the proposed date thereof. Agent will make all such funds so received available to Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable borrowing request. Unless Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to Agent the Loan to be made by such Lender on such date, Agent may assume that such Lender will make the proceeds of such Loan available to Agent on the date of the requested borrowing and Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower the amount of such Loan to be provided by such Lender and such Lender shall be liable to Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon Agent’s demand therefor, Agent will promptly notify Borrower, and Borrower shall promptly pay such corresponding amount to Agent. Agent shall also be entitled to recover from the Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower to the date such corresponding amount is recovered by Agent at a per annum rate equal to (a) from Borrower at the applicable rate for such Loan as provided in Section 4.1 or (b) from a Lender at the Federal Funds Rate. Subject to the terms of this Agreement, Borrower does not waive any claim that it may have against a Defaulting Lender.

7.7        Presumptions by Agent. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due hereunder to Agent for the account of the applicable Lender that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

7.8        Deductions by Agent. If any Lender shall fail to make any payment required to be made by it under this Agreement, then Agent may, in its discretion and notwithstanding any contrary provision hereof, (a) apply any amounts thereafter received by Agent for the account of such Lender for the benefit of Agent to satisfy such Lender’s obligations to Agent, until all such unsatisfied obligations are fully paid or (b) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under this Agreement, in the case of each of clauses (a) and (b) above, in any order as determined by Agent in its discretion.

7.9        Taxes.

(a)        All payments made by a Loan Party hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by Applicable Law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Loan Party free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)        If a Loan Party shall be required by Applicable Law (as determined in the good faith discretion of an applicable Agent) to deduct any Taxes from or in respect of any sum payable to any Recipient hereunder or any other Loan Document: (i) such Loan Party shall make such deductions; (ii) such Loan Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with Applicable Law; and (iii) if the Taxes are Indemnified Taxes, the sum payable shall be increased by the Loan Party as much as shall be necessary so that after making all the required deductions (including deductions applicable to additional sums payable under this Section 7.9), the Recipient receives an amount equal to the sum it should have received had no such deductions been made. In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by the Loan Parties to a Governmental Authority pursuant to this Section, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(c)        The Loan Parties shall jointly and severally indemnify, and within ten (10) days of demand therefor, pay Agent and each other Recipient for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) that are paid by, or imposed on, Agent or such other Recipient (and any of their respective affiliates), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A demand as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)        (i)           To the extent permitted by Applicable Law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrower and Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States federal withholding Tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable) a certificate in form and substance reasonably acceptable to Agent (any such certificate, a “U.S. Tax Compliance Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under Applicable Law, deliver to Borrower and Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new U.S. Tax Compliance Certificate, to confirm or establish the entitlement of such Lender or Agent to an exemption from, or reduction in, United States withholding Tax on interest payments to be made hereunder or any Loan, or promptly notify Borrower and Agent in writing of its legal inability to do so. If a payment made to a Lender under this Agreement, whether made by any Loan Party or Agent, would be subject to United States federal withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their applicable obligations under FATCA, to determine that such Lender has or has not complied with the such Recipient’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

(ii)      Each Lender that is not a Non-U.S. Participant shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Agent certifying that such Lender is exempt from United States backup withholding Tax. To the extent that a form provided pursuant to this Section 7.9(d)(ii) is rendered obsolete or inaccurate in any material respect as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by Applicable Law, deliver to Borrower and Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding Tax or promptly notify Borrower and Agent in writing of its legal inability to do so.

(e)        Each Lender agrees to severally indemnify Agent and hold Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Agent under this Section 7.9) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by a Loan Party pursuant to this Section 7.9, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 10 days from the date Agent makes written demand therefor. A demand as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (e).

(f)        If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 7.9 (including by the payment of additional amounts pursuant to this Section 7.9), it shall, so long as no Event of Default is occurring, pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 7.9(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 7.9(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 7.9(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)        Each party’s obligations under this Section 7.9 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the Loan Documents, and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

SECTION 8.

FUNDING LOSSES; REPLACEMENT OF LENDERS.

8.1        Increased Costs.

(a)        If any Change in Law shall: (i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)        If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)        A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)        Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

8.2        Inability to Determine Rates. Subject to Section 15.24, (a) if Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on or prior to the first day of any Term SOFR Interest Period, or (b) Agent or Required Lenders (by notice to Agent) determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that the SOFR Interest Rate for any requested Term SOFR Interest Period does not adequately and fairly reflect the cost of funding such Loan, Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by Agent to Borrower, any obligation of the Lenders to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) until Agent revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to Section 8.4.

8.3        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, or to determine or charge interest rates based upon SOFR, then, upon notice thereof by such Lender to Borrower (through Agent), any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, in each case until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay any additional amounts required pursuant to Section 8.4.

8.4        Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan or the conversion of any SOFR Loan other than on the payment date therefor (including as a result of an Event of Default) or the last day of the Term SOFR Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (c) any acceleration of the maturity of the Loan by Agent (with the consent of the Required Lenders) in accordance with the terms of this Agreement or the Notes, then, in any such event, Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

8.5        [Reserved].

8.6        [Reserved].

8.7        Mitigation of Circumstances; Replacement of Lenders.

(a)        Each Lender shall promptly notify Borrower and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Section 7.9 or Section 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or Section 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower and Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        If (i) Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 7.9 or Section 8.1, or any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or Section 8.3 and in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section 8.7, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender pursuant to Section 15.1, then Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, designate another bank which is acceptable to Agent in its reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender, such Lender’s rights hereunder (other than its existing rights to payments pursuant to Section 7.9 or Section 8.1, and obligations under this Agreement and the related Loan Documents, without recourse to or warranty by, or expense to, such Lender, provided that: (A) the purchase price is equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement (including any amounts under Section 8.4), and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder; (B) in the case of any such purchase resulting from a claim for compensation under Section 7.9 or Section 8.1, such purchase will result in a reduction in such compensation or payments thereafter; (C) such purchase does not conflict with Applicable Law; and (D) in the case of any purchase resulting from a Lender becoming a Non-Consenting Lender, the Replacement Lender shall have consented to the applicable amendment, waiver, or consent.

(c)        A Lender shall not be required to make any such purchase or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such purchase and delegation cease to apply.

(d)        Notwithstanding anything in this Section to the contrary, the Lender that acts as Agent may not be replaced hereunder except in accordance with the terms of Section 14.10.

8.8        Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to the foregoing provisions of this Section 8 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Section 8.1 and Section 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Note(s) and termination of this Agreement.

SECTION 9.

REPRESENTATIONS AND WARRANTIES.

To induce Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans, each Loan Party represents and warrants to Agent and the Lenders that:

9.1        Organization. Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

9.2        Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, Borrower is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any material provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any material agreement, indenture, instrument or other document, or any material judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than pursuant to the Loan Documents).

9.3        Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4        Financial Condition. The audited consolidated financial statements of FREIF and its Subsidiaries as at December 31, 2024 and the unaudited consolidated financial statements of Guarantor and its Subsidiaries as at September 30, 2025, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of FREIF and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

9.5        No Material Adverse Change. Since FREIF’s most recent Fiscal Year end, there has been no material adverse change in the financial condition, operations, assets, business, or properties of the Loan Parties.

9.6        Litigation; Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to any Loan Party’s knowledge, threatened against any Loan Party which could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation or proceedings, no Loan Party has any material contingent liabilities that have not been disclosed to the Agent.

9.7        Ownership of Properties; Liens. Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2 or otherwise where failure to comply could not reasonably be expected to have a Material Adverse Effect.

9.8        Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued and free and clear of all Liens. Schedule 9.8 sets forth the issued authorized Capital Securities of each Subsidiary of FREIF as of the Closing Date.

9.9        Employee Benefit Plans.

(a)        Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Plan complies with, and has been operated in accordance with, all Applicable Laws, including ERISA and the Code, and the terms of such Plan; (ii) any Plan intended by a Loan Party to be qualified under Section 401 of the Code is so qualified, and (iii) no Loan Party has any liability for damages, fines, penalties, excise taxes, or other similar amounts with respect to any Plan.

(b)        The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of any Loan Party, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or any Loan Party or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Assuming the Lenders are in compliance with Section 14.16, no Loan Party nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, no Loan Party nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(c)        All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by Applicable Law; no Loan Party nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and no Loan Party nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10      Investment Company Act. The Borrower is a closed-end, non-diversified, management company, as such terms are used in the 1940 Act. The Borrower is duly registered as such with the SEC.

9.11      Investment Adviser. Under the Investment Advisory Agreement and subject to the supervision of the Board of Trustees of the Borrower, the Investment Adviser (a) is responsible for the day to day operations of the Borrower and oversees all investment decisions for the Borrower and (b) has the authority to act on behalf of the Borrower.

9.12      Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.13      Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.14      Taxes. Each Loan Party has filed all Tax returns and reports required by law to have been filed by it and has paid all U.S. federal and other material Taxes and governmental charges due and payable with respect to such return or otherwise owing by a Loan Party, except any such Taxes which are being diligently contested in good faith by appropriate proceedings.

9.15      Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually , (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

9.16      Environmental Matters. Each Loan Party is in compliance with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with Applicable Law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances that could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

9.17      Insurance. Each Loan Party maintain insurance required by Section 10.3(b).

9.18      Information. All written information heretofore or contemporaneously herewith furnished in writing by any Loan Party to Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, true and accurate in every material respect on the date as of which such information is dated or certified, in each case as modified or supplemented from time to time by other information so furnished, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Agent and the Lenders that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.19      [Reserved].

9.20      [Reserved].

9.21      [Reserved].

9.22      Patriot Act; Sanctions; Anti-Corruption; Beneficial Ownership.

(a)        Sanctions and Patriot Act. Each of Borrower and its Subsidiaries is in compliance with (i) Sanctions laws and regulations, including but not limited to the Trading with the Enemy Act, as amended, and each of OFAC regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act (to the extent applicable).

(b)       Sanctioned Persons. None of Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any director, officer, employee, agent or Affiliate of Borrower or any of its Subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury , or other relevant Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, currently, Cuba, Iran, North Korea, and occupied regions of Ukraine Crimea, Donetsk People’s Republic (DNR) and Luhansk People’s Republic).

(c)        Dealings with Sanctioned Persons. For the past five years, neither Borrower nor any of Borrower’s Subsidiaries have knowingly engaged in, or is now knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

(d)       Anti-Corruption Laws. Borrower and its Subsidiaries, and to the knowledge of Borrower, their respective directors, officers, employees and agents, are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law in all material respects. Borrower and its Subsidiaries have instituted and maintain internal controls, training, policies, and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA, and any other applicable anti-corruption laws.

(e)       Certificate of Beneficial Ownership. As of Closing Date, the information contained in the Certificate of Beneficial Ownership is true, correct and complete.

9.23      Eligible Investments and Eligible Cash. All investments and cash included in the Borrowing Base constitute Eligible Cash and Eligible Investments, as applicable.

9.24      Permitted Manager Change of Control. In connection with any Permitted Manager Change of Control, Borrower hereby represents and warrants as follows:

(a)        The Investment Advisory Agreement executed by FCA was or will be concurrently with the consummation thereof, duly assigned to the applicable Permitted Replacement Adviser and shall remain in full force and effect after giving effect thereto.

(b)        The applicable Permitted Replacement Adviser is a wholly-owned Subsidiary of FCA that has complied with all applicable requirements of the 1940 Act.

(c)        A true and correct copy of each of (i) the pro forma organizational chart reflecting the Permitted Manager Change of Control and (ii) the resolutions authorizing the Permitted Manager Change of Control, in each case, have been delivered to the Agent on or prior to the consummation thereof and there have been no changes or modifications thereto since the date of such delivery (and the delivery thereof to Agent shall be deemed a representation and warranty with respect to the accuracy thereof).

SECTION 10.

AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents (other than contingent indemnification obligations for which no claim has been made) are paid in full, each Loan Party agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1      Reports, Certificates and Other Information. Furnish to Agent and each Lender:

(a)        Annual Report. Promptly when available and in any event within ninety (90) days after the close of each Fiscal Year, a copy of the annual audit report of FREIF and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of FREIF and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by FREIF and reasonably acceptable to Agent.

(b)        Interim Reports. Promptly when available and in any event within forty-five (45) days after the end of the first three (3) Fiscal Quarters of each Fiscal Year, consolidated balance sheets of FREIF and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year, certified by a Responsible Officer of FREIF.

(c)        Compliance Certificates. Within thirty (30) days of the end of each calendar month or, in the case of any calendar month which is the last calendar month of a Fiscal Year or a Fiscal Quarter, simultaneously with the reports delivered pursuant to Section 10.1(a) and (b), a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the last day of the applicable calendar month, and signed by a Responsible Officer of FREIF, containing a computation of the financial covenants set forth in Section 11.14, in each case, and a certification to the effect that such officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

(d)        Borrowing Base Certificates. (i) Simultaneously with each Notice of Borrowing pursuant to Section 12.2 and (ii) otherwise within thirty (30) days of the end of each calendar month, a Borrowing Base Certificate dated as of the end of such calendar month and executed by a Responsible Officer of Borrower (provided that (i) Borrower may deliver a Borrowing Base Certificate more frequently if it chooses and (ii) at any time an Event of Default exists, Agent may, in its reasonable discretion, require Borrower to deliver Borrowing Base Certificates more frequently).

(e)        Notice of Default, Litigation, ERISA and other Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the applicable Loan Party or the Subsidiary affected thereby with respect thereto:

(i)         the occurrence of a Default or an Event of Default;

(ii)        any litigation, arbitration or governmental investigation or proceeding not previously disclosed by any Loan Party to the Lenders which has been instituted against any Loan Party or, to the knowledge of any Loan Party, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

(iii)       the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that a Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of a Loan Party with respect to any post-retirement welfare benefit plan or other Plan, any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent the receipt of any notice from a Governmental Authority that any Plan intended to be qualified under Section 401 of the Code is not so qualified or that damages, fines, excise taxes, or penalties may be imposed on any Loan Party with respect to a Plan;

(iv)        any other event (including (A) any violation of any Environmental Law by any Loan Party or the assertion of any Environmental Claim against any Loan Party which might reasonably be expected to have a Material Adverse Effect or (B) the enactment or effectiveness of any law, rule or regulation which might reasonably be expected to have a Material Adverse Effect;

(v)         the occurrence of any Specified Obligor Event of Default; and

(vi)        (x) the dismissal, resignation or removal of FCA or its applicable replacement as the investment adviser of the Borrower or the fund administrator or (y) the delivery of notice by any party to terminate the Investment Advisory Agreement;

(f)         [Reserved].

(g)        Certificate of Beneficial Ownership. (i) Promptly after any change in the individual(s) identified as a beneficial owner in the Certificate of Beneficial Ownership that would result in a change to the list of beneficial owners identified therein and upon the written request of Agent, an updated Certificate of Beneficial Ownership in form and substance reasonably acceptable to Agent and, (ii) promptly from time to time, such other information and documentation related to compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, as any Lender (through Agent) or Agent may reasonably request.

(h)        Investor Reports. Promptly upon Agent’s written request, copies of all publicly available financial statements, proxy statements, reports, and other materials filed by FREIF with the SEC.

(i)         Other Information. Promptly from time to time, such other information concerning the Loan Parties, their properties or business, as any Lender (through Agent) or Agent may reasonably request.

Documents required to be delivered pursuant to Section 10.01(a) or (b) or Section 10.01(j) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which FRIEF posts such documents, or provides a link thereto on FREIF’s website on the Internet; or (ii) on which such documents are posted on FREIF’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that: FREIF shall deliver paper copies of such documents to Agent if Agent or any Lender (through Agent) requests FREIF to deliver such paper copies.

10.2      Books, Records and Inspections. Keep proper books and records sufficient to allow the preparation of financial statements in accordance with GAAP; permit Agent (who may be accompanied by any Lender) or any representative thereof to inspect the properties and operations of the Loan Parties; and permit any Lender or Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and, upon reasonable request of Agent, its independent auditors (and each Loan Party hereby authorizes such independent auditors to discuss such financial matters with any Lender or Agent or any representative thereof so long as a Loan Party is present during such discussion), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit Agent and its representatives to inspect the other tangible assets of the Loan Parties, to perform appraisals of the Assets, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to the Assets, in each case of the foregoing, once per calendar year at regular business hours and upon reasonable prior notice to such Loan Party; provided that upon the occurrence and during the continuance of an Event of Default, Agent may do any of the foregoing more frequenty; provided further that unless a Material Event of Default has occurred and is continuing, all expenses in connection with any such inspection during an Event of Default under this Section 10.2 shall be borne by the Agent.

10.3      Maintenance of Property; Insurance.

(a)        Keep all property owned by it that is useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)        Maintain, with responsible insurance companies, such insurance coverage to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.

10.4      Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply in all material respects with all Applicable Laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, comply with all Sanctions, (c) comply with applicable anti-money laundering laws, including but not limited to the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq. and Patriot Act, and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all U.S. federal and other material Taxes and other governmental charges against it or any of its property as well as claims of any kind which, if unpaid, could become a Lien on any of its property (except as permitted under Section 11.2); provided that the foregoing shall not require any Loan Party to pay any such Tax, charge or claim so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

10.5      Maintenance of Existence, etc. Maintain and preserve (subject to Section 11.5) (a) its existence and good standing in the jurisdiction of its organization; (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect); and (c) maintain and operate the business of FREIF in accordance with the Registration Statement and its Fundamental Investment Policies.

10.6      Use of Proceeds. Use the proceeds of the Loans, solely to fund the purchase of Eligible Investments, for working capital purposes and for other general corporate purposes. No part of the proceeds of the Loan will be (a) used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System, or to reduce or retire any obligation originally incurred to purchase any margin stock, or for any other purpose which would be inconsistent with such Regulations T, U or X or any other regulations of the Board of Governors; (b) used, lent, contributed or otherwise made available to any Person (i) to fund any activities of business of or with any Person, or in any country or territory, that at the time of such funding is the subject of Sanctions, or (ii) in any manner that would result in a violation of Sanctions by any Person or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law or is a facilitation payment to any government official; or (c) used for any purposes prohibited by any Applicable Laws or by the terms and conditions of this Agreement or any other Loan Document.

10.7      Employee Benefit Plans.

(a)        Maintain, and cause each other member of the Controlled Group to maintain, each Plan in substantial compliance with all applicable requirements of law and regulations.

(b)        Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c)        Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

10.8      Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property of any Loan Party, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

10.9      Further Assurances. Take such actions as are necessary or as Agent may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by a first priority perfected Lien in favor of Agent (subject to Permitted Liens) on all Collateral, in each case as Agent may in its reasonable discretion determine, including, as applicable, the execution and delivery of security agreements, pledge agreements, financing statements and other documents, and the filing or recording of any of the foregoing. In furtherance of the foregoing, in the event FREIF forms any Subsidiary after the Closing Date for purposes of acquiring any Eligible Investment to be included in the Borrowing Base, FREIF shall cause such Subsidiary to become a Borrower or Guarantor hereunder on terms and conditions to be agreed by Agent and FREIF within ninety (90) days of the formation thereof, it being understood and agreed that the assets of such Subsidiary shall not be included in the Borrowing Base unless and until such time such Subsidiary becomes a party hereto.

10.10    Permitted Replacement Adviser. In connection with any Permitted Manager Change of Control, the applicable Permitted Replacement Adviser shall promptly provide all information and documentation related to compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, as any Lender (through Agent) or Agent may request.

10.11    Independent Valuation.

(a)        After the occurrence and during the continuance of an Event of Default, the Agent may in its sole discretion engage a third-party valuation adviser acceptable to the Agent (such advisor, the “Valuation Adviser”) to value the Eligible Investments included in the Borrowing Base (the “Independent Valuation”). Borrower shall be responsible for the reasonable and documented out-of-pocket expenses with respect to each Independent Valuation.

(b)        If the value of the Eligible Investments determined by the Valuation Adviser pursuant to Section 10.11(a) is less than the value determined by the Loan Parties, then the value determined pursuant to Section 10.11(a) shall be used as the Value for purposes of the Borrowing Base until such time as Agent agrees to use a different value based on updated valuations provided by the Borrower.

SECTION 11.

NEGATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents (other than contingent indemnification obligations for which no claim has been made) are paid in full, each Loan Party agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1      Debt. Not create, incur, assume or suffer to exist any Debt (excluding, for the avoidance of doubt, any Debt of any Subsidiary subject to the limitation of the 1940 Act), except:

(a)        Obligations under this Agreement and the other Loan Documents;

(b)        Hedging Obligations for bona fide hedging purposes and not for speculation;

(c)        customary non-recourse carveout guarantees;

(d)        Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(e)        Debt (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(f)         Debt consisting of the financing of insurance premiums payable within one (1)

year; and

(g)        obligations for Taxes, assessments and municipal or other governmental charges.

11.2        Liens. Not create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)        Liens created under the Loan Documents;

(b)        Liens for taxes, assessments and municipal or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c)        carriers’, warehousemen’s, mechanic’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d)        deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business

(e)        Liens securing judgments for the payment of money not constituting an Event of Default under Section 13.01(g);

(f)         Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

(g)        any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses that are entered into in the ordinary course of business;

(h)        leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of Borrower, or (ii) secure any Debt;

(i)         attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $500,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(j)        easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens, including any zoning or similar law or right reserved to or vested in any Governmental Authority, not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(k)       Liens arising solely by virtue of any statutory, common law or contractual provision relating to banker’s liens, rights of set-off or similar rights or remedies as to deposit accounts or securities accounts; and

(l)        pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements or public utility services provided to Borrower.

11.3      Access to Collateral Account. Not make any withdrawal or transfer of funds from the Collateral Account if a Rebalancing Event or an Event of Default has occurred and is continuing or would result therefrom, except for any withdrawals solely for the purposes of paying the Obligations. For the avoidance of doubt, unless and until a Rebalancing Event or an Event of Default has occurred and is continuing, Borrower shall have full access to the Collateral Account, and shall be permitted to direct the disposition of funds to and from the Deposit Account in its sole discretion without consent from or notice to Agent or any Lender.

11.4      Restricted Payments. Not (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any advisory fees, management fees or similar fees to any of its equity holders or any Affiliate, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Debt that is subordinated to the Obligations or (e) set aside funds for any of the foregoing (each, a “Restricted Payment”). Notwithstanding the foregoing, the Loan Parties shall be permitted to (a) make Restricted Payments (other than advisory fees, management fees or similar fees) so long as both before and after giving effect thereto, no Rebalancing Event or Event of Default has occurred and is continuing or would result therefrom and (b) pay advisory fees, management fees or similar fees so long as both before and after giving effect thereto, no Rebalancing Event or Event of Default under Sections 13.1(a), (c) or (h) (each, a “Material Event of Default”) has occurred and is continuing or would result therefrom.

11.5      Mergers, Consolidations, Sales. Not (a) be a party to any merger or consolidation or (b) sell, transfer, dispose of, convey or lease any of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) which is part of the Collateral or credited to the Collateral Account unless no Rebalancing Event or Event of Default has occurred and is continuing or would result therefrom; provided that, during the continuance of an Event of Default, to the extent any Loan Party sells, transfers or otherwise disposes of any Collateral, the net cash proceeds received with respect thereto shall be applied to repay the Obligations within three (3) Business Days of receipt thereof.

11.6      Modification of Organizational Documents. Not (a) amend or modify its charter, by-laws or other organizational documents in any way which could reasonably be expected to materially adversely affect the interests of the Lenders without prior written consent from Agent; provided that notwithstanding the foregoing, Borrower may amend or modify its Fundamental Investment Policies so long as Borrower provides at least sixty (60) days’ prior written notice (each, a “Notice of Modification”) to Agent of such amendment or modification; provided further that if, within fifteen (15) Business Days of Agent’s receipt of any Notice of Modification, the Required Lenders do not approve such amendment or modification, Agent may terminate this Agreement upon five (5) Business Days’ prior written notice to the Borrower, after which time, all Commitments hereunder shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable or (b) change its state of formation or its organizational form, without prior written consent from Agent.

11.7        Transactions with Affiliates. Not enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties), (a) which is prohibited by the 1940 Act or (b) which is on terms that are less favorable than are obtainable from any Person which is not one of its Affiliates, except as otherwise permitted under such Loan Party’s organizational documents; provided that the foregoing shall not prohibit the payment of advisory fees, management fees or similar fees permitted to be paid by Section 11.4.

11.8        [Reserved].

11.9        Inconsistent Agreements. Not enter into any agreement containing any provision which would be violated or breached by any borrowing by Borrower hereunder or by the performance by any Loan Party of any of its obligations hereunder or under any other Loan Document.

11.10      Business Activities. Engage at any time in any business other than as permitted by the Registration Statement, including making Investments permitted under this Agreement.

11.11      Investments. Not make or permit to exist any Investment in any other Person, except Permitted Investments.

11.12      [Reserved]

11.13      Fiscal Year. Not change its Fiscal Year.

11.14      Financial Covenants

(a)        Debt Service Coverage Ratio. Not permit the Debt Service Coverage Ratio for any Computation Period to be less than 3.00:1.00 for such Computation Period.

(b)        Net Asset Value. Not permit the Net Asset Value of Borrower at any time to be less than the greater of (a) $100,000,000 and (b) 50% of the sum of (i) the aggregate value of the issued and outstanding shares of the Borrower at such time and (ii) and any capital contributions received by Borrower from its shareholders at such time.

(c)        Minimum Liquidity. Not permit the value of the Liquid Assets of Borrower to be less than 3.00x the Revolving Commitment at any time.

(d)        Asset Coverage Ratio. Not permit the Asset Coverage Ratio to be less than 300% at any time.

11.15      Negative Pledge. No Loan Party shall create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, hypothecation, collateral assignment, charge or encumbrance of any nature, upon or with respect to such Loan Party or any of their respective assets or Investments, whether by voluntary action or operation of law, except for (i) Permitted Liens, (ii) customary liens on the equity interests of any Subsidiary of any Loan Party incurred in connection with a financing thereof and/or (iii) liens in favor of Agent

SECTION 12.

EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans is subject to the following conditions precedent:

12.1        Initial Credit Extension. The effectiveness of this Agreement and the obligation of the Lenders to make any initial Loans is, in addition to the conditions precedent specified in Section 12.2, subject to the following conditions precedent, each of which must be satisfied in a manner satisfactory to Agent:

(a)        Documentation. Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to Agent), in form and substance satisfactory to Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by Agent and the Lenders is called the “Closing Date”):

(i)         Agreements and Notes. This Agreement, the Pledge Agreement, the FCA Guarantee, the Control Agreement with respect to the Collateral Account, and, to the extent requested by any Lender, a Note made payable to such Lender.

(ii)        Authorization Documents. For each Loan Party, such Person’s (A) charter (or similar formation document), certified by the appropriate Governmental Authority; (B) good standing certificates in its state of incorporation (or formation) ; (C) bylaws (or similar governing document); (D) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (E) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(iii)       Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.

(iv)        Opinions of Counsel. Customary opinions of counsel for each Loan Party, including local counsel reasonably requested by Agent.

(v)         Payment of Fees. Evidence of payment by Borrower of all accrued, documented and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Agent).

(vi)       Solvency Certificate. A Solvency Certificate executed by a Responsible Officer of Borrower.

(vii)      Compliance Certificate. An executed and duly completed Compliance Certificate demonstrating pro forma compliance with all financial covenants set forth in Section 11.14.

(viii)     Borrowing Base Certificate. A Borrowing Base Certificate dated as of the Closing Date.

(ix)       Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with copies of Uniform Commercial Code termination statements and other payoff documentation as Agent may reasonably request.

(x)         Certificate of Beneficial Ownership. At least three (3) days prior to the Closing Date, a Certificate of Beneficial Ownership containing information required by the Beneficial Ownership Regulation with respect to Borrower, addressed to Agent and to each Lender that so requests delivery of such certificate at least ten (10) Business Days prior to the Closing Date.

(xi)       Other. Such other documents as Agent or any Lender may reasonably request.

12.2        Conditions. The obligation of each Lender to make each Loan is subject to the following further conditions precedent that:

(a)        Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing, the following statements shall be true and correct:

(i)         Borrower shall have delivered a duly completed Notice of Borrowing and Borrowing Base Certificate to Agent;

(ii)       the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualification contained therein) with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (or all respects if already qualified by materiality) as of such earlier date);

(iii)       no Default or Event of Default shall have then occurred and be continuing; and

(iv)        the Loan Parties are in compliance with the financial covenants set forth in Section 11.14.

(b)        Confirmation. Each request by Borrower for the making of a Loan shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 12.2(a) will be satisfied at the time of the making of such Loan).

SECTION 13.

EVENTS OF DEFAULT AND THEIR EFFECT.

13.1        Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a)        Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for three (3) days, in the payment when due of any interest, fee, or other amount payable by Borrower hereunder or under any other Loan Document.

(b)        Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $2,000,000 and such default shall (i) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (ii) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

(c)        Bankruptcy, Insolvency, etc. Any Loan Party, FCA or any other Investment Adviser (each, a “Specified Party”) generally fails to pay, or admits in writing its inability to pay, debts as they become due; or any Specified Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Specified Party or a substantial part of the property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Specified Party or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Specified Party, and if such case or proceeding is not commenced by such Specified Party, it is consented to or acquiesced in by such Specified Party, or remains for sixty (60) days undismissed or any Specified Party takes any corporate governance action to authorize any of the foregoing.

(d)        Non-Compliance with Loan Documents. (i) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1(a), 10.1(b), 10.1(c), 10.1(d), 10.1(e)(i), 10.5, 10.6 or Section 11; (ii) failure by FCA to comply with or to perform any covenant set forth in the FCA Guarantee (other than any payment obligation thereunder) and continuance of such failure described in this clause (ii) for 30 days or (iii) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this SECTION 13) and continuance of such failure described in this clause (iii) for thirty (30) days.

(e)        Representations; Warranties. Any representation or warranty made by any Loan Party or FCA herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

(f)        Pension Plans; ERISA. (A)(i) Any Person institutes steps to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $2,000,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or 430(i) of the Code; (iii) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (iv) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $2,000,000 or (B) the assets of Borrower constitute or become assets of a Multiemployer Pension Plan.

(g)        Judgments. Final judgments which exceed an aggregate of $2,000,000 shall be rendered against any Specified Party (to the extent not covered by independent third-party insurance as to which the insurer has not denied coverage) and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within thirty (30) days after entry or filing of such judgments.

(h)        Change of Control. A Change of Control shall occur.

(i)         1940 Act. Borrower shall fail to comply with the 1940 Act and such compliance failure, if left unresolved, could reasonably be expected to result in the Borrower ceasing to be registered as an “investment company” under the 1940 Act.

(j)         Failure to Qualify as a REIT. The Borrower shall fail to qualify as a Real Estate Investment Trust as such is defined in Subchapter M of the Code.

13.2        Effect of Event of Default. If any Event of Default described in Section 13.1(c) shall occur in respect of Borrower, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind. Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

13.3        Credit Bidding. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of any collateral pledged pursuant to any Loan Document (and the Loan Parties shall approve Agent as a qualified bidder and such Credit Bid as qualified bid) at any sale thereof conducted by Agent, based upon the instruction of the Required Lenders, under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by any Loan Party, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency laws; provided, however, that (a) the Required Lenders may not direct Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (b) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders, such as, among other things, anti-dilution and tag-along rights, (c) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (d) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations).

For purposes of the preceding sentence, the term “Credit Bid” shall mean, an offer submitted by Agent (on behalf of the Lender group), based upon the instruction of the Required Lenders, to acquire the property of any Loan Party or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Agent, based upon the instruction of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents

SECTION 14.

THE AGENT.

14.1        Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes CIBC Bank USA to take such action on its behalf as Agent under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law regardless of whether a Default has occurred and is continuing. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as otherwise provided in this SECTION 14, the provisions of this SECTION 14 are solely for the benefit of Agent and the Lenders, and Borrower shall not have rights as a third-party beneficiary of any of such provisions.

14.2        [Reserved].

14.3        Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of a finding by a court of competent jurisdiction in a final and nonappealable judgment that Agent acted with gross negligence or willful misconduct.

14.4        Exculpation of Agent. None of Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), (b) not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law or (c) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Loan Document to perform its Obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.

14.5        Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in SECTION 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.6        Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. Agent will notify the Lenders of its receipt of any such notice. Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Lenders in accordance with SECTION 13; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of the Lenders.

14.7        Credit Decision. Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Agent.

14.8        Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, termination of this Agreement or any other Loan Document and the resignation or replacement of Agent.

14.9        Agent in Individual Capacity. CIBC US and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates thereof as though CIBC US were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, CIBC US or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), CIBC US and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though CIBC US were not Agent, and the terms “Lender” and “Lenders” include CIBC US and its Affiliates, to the extent applicable, in their individual capacities.

14.10      Successor Agent. Agent may resign as Agent upon 30 days’ notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Material Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and (so long as no Event of Default is then continuing) Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated (except for any indemnity payments owed to the retiring or removed Agent). After any retiring Agent’s resignation hereunder as Agent, the provisions of this SECTION 14 and Section 15.5 and Section 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. If the Person serving as Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such date.

14.11      Other Matters. Each Lender authorizes and directs Agent to enter into the other Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders.

14.12      Restriction on Actions by Lenders. Each Lender agrees that it shall not, without the express written consent of Agent, and shall, upon the written request of Agent (to the extent it is lawfully entitled to do so), set off against the Obligations, any amounts owing by such Lender to a Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Loan Parties or any third party with respect to the Obligations may only be taken by Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Agent.

14.13      Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent under Section 5, Section 15.5 and Section 15.17) allowed in such judicial proceedings; and

(ii)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 5, Section 15.5 and Section 15.17.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

14.14      Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

14.15      Payments Sent in Error.

(i)        If Agent notifies a Lender, secured party, or any other Person that has received funds on such Person’s behalf (each, a “Payment Recipient”) that Agent has determined at any time in its sole discretion that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient, whether or not known to such Payment Recipient (any such funds or portion thereof, however received or characterized, an “Erroneous Payment”) and demands the return of such Erroneous Payment, such Erroneous Payment shall at all times remain the property of Agent, be segregated by the Payment Recipient and held in trust for the benefit of Agent, and such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than two Business Days thereafter, return to Agent the amount of any such Erroneous Payment, in same day funds (in the currency so received), together with interest thereon rom and including the date such Erroneous Payment was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error

(ii)        Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (however received or characterized) from Agent (or any of its Affiliates) that (i) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) relating thereto, (ii) was not preceded or accompanied by such a notice, or (iii) such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case (A) an error shall be presumed to have been made absent written confirmation from Agent to the contrary and (B) such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than one Business Day of its knowledge of such error, notify Agent of its receipt of such payment, prepayment or repayment, the details thereof in reasonable detail and that it is so notifying Agent pursuant to this Section 14.15(ii).

(iii)        Each Payment Recipient hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(iv)        In the event that any Erroneous Payment is not recovered by Agent from or on behalf of a Lender for any reason, after demand therefor in accordance with immediately preceding clause (a) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Borrower or Agent, (ii) Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) Agent may reflect in the Register its ownership interest in such Loans. Agent may, in its discretion, sell all or any portion of the Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by such net proceeds, and Agent shall retain all other rights, remedies and claims against any applicable Payment Recipient. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Agent may be equitably subrogated, Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(v)        The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party, except, in each case, solely to the extent such Erroneous Payment is comprised of funds received by Agent from Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(vi)        To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and each Payment Recipient hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(vii)        Each party’s obligations, agreements and waivers under this Section 14.15 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender the termination of the Commitments and/or the repayment, satisfaction or discharge of any or all Obligations under any Loan Document.

14.16      Certain ERISA Matters. For the benefit of Agent, the Borrower and any other Loan Party, each Lender (x) represents and warrants as of the date it became a Lender and (y) covenants from the date it became a Lender to the date it ceases being a Lender:

(i)        that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more benefit plans for such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments or this Agreement; (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14, PTE 95-60, PTE 90-1, PTE 91-38 or PTE 96-23, is applicable to such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments and this Agreement, (iii) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14) which made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, Commitments and this Agreement, and the entrance into, participation in, administration and performance of the Loans, Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and, to the best knowledge of such Lender, subsection (a) of Part I of PTE 84-14, or (iv) such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender; and

(ii)        unless either (i) sub-clause 14.16(i)(i) is true with respect to such Lender or (ii) such Lender has provided another representation, warranty and covenant in accordance with sub-clause 14.16(i)(iv), that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 15.

GENERAL

15.1        Waiver; Amendments. No delay on the part of Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments and extensions of the applicable Maturity Date otherwise permitted hereunder) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement); or (d) release any guarantor from its obligations hereunder, other than as part of or in connection with any disposition permitted hereunder, or subordinate the obligations of any guarantor to any other indebtedness for borrowed money, change the definition of Required Lenders, any provision of Section 7.2, any provision of this Section 15.1, any provision of Section 13.3 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case set forth in this clause (d), the written consent of all Lenders. No provision of Section 6.2(b) or Section 6.3 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Lenders having a majority of the aggregate Pro Rata Shares of the Term Loans affected thereby. No provision of SECTION 14 or other provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, the Revolving Commitments and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Agent is not a Non-Consenting Lender, Borrower may appoint a Replacement Lender pursuant to Section 8.7(b).

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then Agent and Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to Agent within ten Business Days following receipt of notice thereof.

15.2        Confirmations. Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3        Notices.

(a)        Generally. Except as otherwise provided in Section 2.2(b) and Section 2.2(c), or clauses (b) and (c) below, all notices hereunder shall be in writing (including facsimile transmission and email) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 2.2(b) and Section 2.2(c), Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance

(b)        Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email, and Internet or intranet websites) pursuant to procedures approved by Agent provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)         Platform.

(i)        Each Loan Party agrees that Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform.

(ii)        The Platform is provided “as is” and “as available.” Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Agent or any of its Affiliates or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Agent or its Affiliates (collectively, the “Agent Parties”) have any liability to Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to Agent or any by means of electronic communications pursuant to this Section, including through the Platform.

(d)        Public Information. Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Agents and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of U.S. Federal and state securities laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 15.9); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

15.4        [Reserved].

15.5        Costs and Expenses. Each Loan Party, jointly and severally agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of Agent (including Attorney Costs) incurred in connection with the preparation, execution, syndication, delivery and administration (including the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or required to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs) incurred by Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, each Loan Party agrees to pay, and to save Agent and the Lenders harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

15.6        Assignments; Participations.

(a)       Assignments.

(i)        Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of (x) so long as no Material Event of Default has occurred and is continuing, Borrower and (y) Agent (which consent shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender (other than a Defaulting Lender) or an Affiliate of a Lender (other than an Affiliate of a Defaulting Lender)) or an Approved Fund (other than an Approved Fund of a Defaulting Lender). Except as Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender (provided that an assignment to a Lender, an Affiliate of a Lender or an Approved Fund shall not be subject to the foregoing minimum assignment limitations). Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of up to $10,000. Notwithstanding anything herein to the contrary, no assignment may be made to (A) Borrower, (B) any other Loan Party, (C) any equity holder of a Loan Party or any other Person that owns, directly or indirectly, five percent (5%) or more of any class of equity in Borrower, any Affiliate of Borrower or any other Loan Party, or (E) any Affiliate of any of the foregoing Persons without the prior written consent of Agent, which consent may be withheld in Agent’s sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be held by such Person and/or its Affiliates and/or limitations on such Person’s and/or its Affiliates’ voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders. Any attempted assignment not made in accordance with this Section 15.6(a) shall be treated as the sale of a participation under Section 15.6(b). Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within three Business Days after notice thereof. In no event shall any assignment be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(ii)        From and after the date on which the conditions described above have been met, (A) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Commitment retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by Agent of such Note(s), the assigning Lender shall return to Borrower any prior Note held by it.

(iii)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(b)        Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, (iii) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender and (iv) each Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of Borrower, a register (the “Participation Register”) as to the participations granted and transferred under this Section 15.6(b) containing the same information specified in Section 15.7 on the Register as if the each participant were a Lender, and no participation may be transferred except as recorded in such Participation Register. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Notwithstanding anything herein to the contrary, no participation may be sold to any equity holder of a Loan Party, any Affiliate of any equity holder of a Loan Party, any Loan Party or any Affiliate of any of the foregoing Persons without the prior written consent of Agent, which consent may be withheld in Agent’s sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be participated such Person and/or its Affiliates and/or limitations on such Person’s and/or its Affiliates’ voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. Borrower also agrees that each Participant shall be entitled to the benefits of Section 7.9 or Section 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.9 or Section 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.9(d) as if it were a Lender).

15.7        Register. Agent shall maintain as a non-fiduciary agent of Borrower, a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender and principal and stated interest of each Loan owing to each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. This Section and Section 15.6(b) shall be construed so that the Loans are at all times maintained in “registered form” for the purposes of the Code and any related regulations (and any successor provisions).

15.8        GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.9        Confidentiality. As required by federal law and Agent’s policies and practices, Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) [reserved]; (h) to Lender’s independent auditors and other professional advisors as to which such information has been identified as confidential or (i) that ceases to be confidential through no fault of Agent or any Lender. If any provision of any confidentiality agreement, non-disclosure agreement or other similar agreement between Borrower and Lender conflicts with or contradicts this Section 15.9 with respect to the treatment of confidential information, this section shall supersede all such prior or contemporaneous agreements and understandings between the parties.

15.10      Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan Parties and rights of Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law.

15.11      Nature of Remedies. All Obligations of the Loan Parties and rights of Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.12      Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Agent or the Lenders.

15.13      Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws governing this Agreement based on the Uniform Electronic Transactions Act or otherwise. Electronic records of executed Loan Documents maintained by Agent shall be deemed to be originals.

15.14      Successors and Assigns. This Agreement shall be binding upon Borrower, the other Loan Parties, the Lenders and Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, the other Loan Parties, the Lenders and Agent and the successors and assigns of the Lenders and Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent and each Lender.

15.15      Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16      Customer Identification - USA Patriot Act Notice. Each Lender subject to the Patriot Act and CIBC US (for itself and not on behalf of any other party) hereby notify the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or CIBC US, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

15.17      INDEMNIFICATION BY LOAN PARTIES. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, EACH LOAN PARTY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, ANY FORECLOSURE UNDER AND TERMINATION OF THIS AGREEMENT.

15.18      Nonliability of Lenders. The relationship between Borrower on the one hand and the Lenders and Agent on the other hand shall be solely that of borrower and lender. Neither Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Loan Party agrees that neither Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY LENDER PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN, OR THE USE OF THE PROCEEDS THEREOF. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

15.19      Cashless Settlements. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, Agent and such Lender.

15.20      FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.21      WAIVER OF JURY TRIAL. EACH LOAN PARTY, AGENT AND EACH LENDER HEREBY WAIVES, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15.22      Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) any effects of any Bail-in Action on any such liability.

The following terms shall have the following meanings:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

15.23      Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree that (a) if a Covered Entity party to such Supported QFC becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation therein or thereunder, and any property rights relating thereto) from such Covered Entity will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime, and (b) if such Covered Entity or a BHC Act Affiliate thereof becomes subject to such a proceeding, Default Rights under the Loan Documents that might otherwise be exercised against such Covered Entity relating to such Supported QFC or any QFC Credit Support are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime.

The following terms shall have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“U.S. Special Resolution Regimes” means the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

15.24      Benchmark Replacement Setting; Benchmark Conforming Changes. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (a) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (b) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis on the first day of the month. In connection with the use, administration, adoption or implementation of Term SOFR or a Benchmark Replacement, Agent will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Conforming Changes. Agent will promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time, (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and if such tenor is the only tenor specified in such definition, Agent may, in its sole discretion, add an Available Tenor to such definition and implement a Benchmark Replacement Adjustment with respect thereto, and (i) if a tenor that was removed pursuant to clause (a) above either (A) is subsequently displayed on a screen or information service for a Benchmark or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans, and any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period.

The following terms shall have the following meanings:

“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” or similar term pursuant to Section 15.24.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 15.24.

“Benchmark Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any modifications, supplements, amendments, technical, administrative or operational changes or other conforming changes that Agent decides may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:

(a)        Daily Simple SOFR; or

(b)        the sum of: (i) the alternate benchmark rate that has been selected by Agent giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of the Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities, at such time.

“Benchmark Replacement Date” means a date and time determined by Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 15.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 15.24.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

15.25      Joint and Several Liability of Borrower.

(a)        Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Agent, and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Obligations.

(b)        Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, and agrees that it has, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 15.25), it being the agreement and intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)        If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrower will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d)        Obligations of each Borrower under the provisions of this Section 15.25 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 15.25) or any other circumstances whatsoever.

(e)        Except as otherwise expressly provided in this Agreement or any other Loan Document, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any advances of the Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement or any other Loan Document). Each Borrower’s joint and several obligations hereunder shall be unconditional irrespective of any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations, or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower’s joint and several obligations hereunder shall be unconditional irrespective of any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any Agent’s or Lender’s failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations, which might, but for the provisions of this Section 15.25 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 15.25, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 15.25 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 15.25 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or Agent or Lender.

(f)        Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of each Borrower’s financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)        The provisions of this Section 15.25 are made for the benefit of Agent, and the Lenders, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, the Lenders, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 15.25 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 15.25 will forthwith be reinstated in effect, as though such payment had not been made.

(h)        Each Borrower hereby agrees that it will not enforce any of its rights of contribution, subrogation or other equitable rights against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, or any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or the Lenders hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)        Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 7.2(c).

SECTION 16.

LOAN GUARANTY

16.1        Guaranty.

(a)        Guarantor hereby unconditionally and irrevocably, as a primary obligor and not only a surety, guaranties to Lender and its successors, endorsees, transferees and assigns, the prompt and complete payment and performance by Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)        Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Loan guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 16.2).

(c)        Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of Guarantor hereunder without impairing the guaranty contained in this SECTION 16 or affecting the rights and remedies of Lender hereunder.

(d)        The guaranty contained in this SECTION 16 shall remain in full force and effect until all of the Obligations shall have been paid in full.

(e)        No payment made by Borrower or any other guarantor or any other Person or received or collected by Lender from Borrower or any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by Guarantor in respect of the Obligations or any payment received or collected from Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of Guarantor hereunder until the Obligations are paid in full.

16.2        Right of Contribution. Guarantor hereby agrees that to the extent that Guarantor shall have paid more than its proportionate share of any payment made hereunder, Guarantor shall be entitled to seek and receive contribution from and against Borrower and any other guarantor which has not paid its proportionate share of such payment. Guarantor’s right of contribution shall be subject to the terms and conditions of Section 16.3. The provisions of this Section 16.2 shall in no respect limit the obligations and liabilities of Guarantor to Lender, and Guarantor shall remain liable to Lender for the full amount guaranteed by Guarantor hereunder.

16.3        No Subrogation. Notwithstanding any payment made by Guarantor hereunder or any set-off or application of funds of Guarantor by Lender, no Guarantor shall not be entitled to be subrogated to any of the rights of Lender against Borrower or any other guarantor or any collateral security or guaranty or right of offset held by Lender for the payment of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Guarantor hereunder, until all of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Agent, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Agent in the exact form received by Guarantor (duly indorsed by Guarantor, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with Section 7 of this Agreement.

16.4        Amendments, etc. with respect to the Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Agent may be rescinded by Agent and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Agent, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith and therewith may be amended, modified, supplemented or terminated, in whole or in part, as Agent may deem advisable from time to time.

Guarantor acknowledges and agrees that Agent may, from time to time, at its sole discretion but subject to the terms and conditions of the Loan Documents and without notice to Guarantor, take any or all of the following actions without releasing or discharging the obligations of Guarantor described herein: (a) retain or obtain a security interest in any property to secure any of the Obligations or any obligation hereunder, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the Obligations, (c) extend or renew any of the Obligations for one or more periods (whether or not longer than the original period), alter or exchange any of the Obligations, or release or compromise any obligation of any of the undersigned hereunder or any obligation of any nature of any other obligor with respect to any of the Obligations, (d) release any guaranty or right of offset, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to any other guarantor for payment of any of the Obligations when due or shall have proceeded against any other of the undersigned or any other obligor primarily or secondarily obligated with respect to any of the Obligations.

16.5        Waivers. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Agent upon the guaranty contained in this SECTION 16 or acceptance of the guaranty contained in this SECTION 16; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty contained in this SECTION 16, and all dealings between Borrower and Guarantor, on the one hand, and Agent, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guaranty contained in this SECTION 16. Guarantor waives (a) diligence, presentment, protest, demand for payment and notice of default, dishonor or nonpayment and all other notices whatsoever to or upon Borrower or Guarantor with respect to the Obligations, (b) notice of the existence or creation or non-payment of all or any of the Obligations and (c) all diligence in collection or protection of or realization upon any Obligations or guaranty of any Obligations.

16.6        Payments. Guarantor hereby guaranties that payments hereunder will be paid to Agent without set-off or counterclaim in Dollars at the office of Agent specified herein.

[Signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

FORUM REAL ESTATE INCOME FUND,
a Delaware statutory trust

By:	/s/ Neil Shah
Name:	Neil Shah
Title:	Vice President

Signature Page to Credit Agreement

CIBC BANK USA, as Agent and as a Lender

By:	/s/ Elliot Gibson
Name:	Elliot Gibson
Title:	Managing Director

Signature Page to Credit Agreement